SUPPLEMENT TO

PROSPECTUS SUPPLEMENT DATED DECEMBER 23, 2005

(TO PROSPECTUS DATED OCTOBER 25, 2005)

                                 $1,050,079,829
                                 (APPROXIMATE)

                                  CWALT, INC.
                                   DEPOSITOR

                         (COUNTRYWIDE HOME LOANS LOGO)
                                     SELLER

                      COUNTRYWIDE HOME LOANS SERVICING LP
                                MASTER SERVICER

                        ALTERNATIVE LOAN TRUST 2005-77T1
                                     ISSUER

              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-77T1

     This Supplement revises the Prospectus Supplement dated December 23, 2005 to the Prospectus dated October 25, 2005 with respect to the above captioned series of certificates as follows:

                       [text continues on following page]

BEAR, STEARNS & CO. INC.                                         LEHMAN BROTHERS

The date of this Supplement is December 28, 2005.

        1. On the cover of the Prospectus Supplement, the table is replaced by the following:

                        INITIAL CLASS                                         INITIAL CLASS
                         CERTIFICATE       PASS-THROUGH                        CERTIFICATE           PASS-THROUGH
                           BALANCE             RATE                              BALANCE                 RATE
                      --------------       ------------                        ------------          ------------
Class 1-A-1           $  299,164,242           6.00%        Class 1-X                   N/A            Variable

Class 1-A-2           $   26,200,000           6.00%        Class 2-X                   N/A            Variable

Class 1-A-3           $   78,000,000         Variable       Class 1-PO         $  6,564,280               N/A

Class 1-A-4           $   26,000,000         Variable       Class 2-PO         $  7,243,168               N/A

Class 2-A-1           $  245,000,000           6.00%        Class A-R          $        100              6.00%

Class 2-A-2           $  258,130,400           6.00%        Class 1-M          $ 14,647,201              6.00%

Class 2-A-3           $   16,500,000           6.00%        Class 1-B-1        $  5,114,895              6.00%

Class 2-A-4           $   29,900,000           6.00%        Class 1-B-2        $  2,789,943              6.00%

Class 2-A-5           $      100,000           6.00%        Class 2-M          $ 18,900,000              6.00%

Class 2-A-6           $    5,000,000           6.00%        Class 2-B-1        $  6,600,000              6.00%

Class 2-A-7           $      625,600           6.00%        Class 2-B-2        $  3,600,000              6.00%

        2. Under "Summary - Offered Certificates" on page S-3 of the Prospectus Supplement, the first sentence is hereby replaced by the following:

                 Alternative Loan Trust 2005-77T1 will issue twenty-eight classes of certificates, twenty-two of which are being offered by this prospectus supplement and the accompanying prospectus.

        3. On page S-3 of the Prospectus Supplement, the chart listing the characteristics of the offered certificates is hereby replaced with the following:

                                    S&P      FITCH
                    CLASS           RATING   RATING   TYPE
                    -----           ------   ------   ----
                    Class 1-A-1     AAA      AAA      Senior
                    Class 1-A-2     AAA      AAA      Senior
                    Class 1-A-3     AAA      AAA      Senior/Floating Rate
                    Class 1-A-4     AAA      AAA      Senior/Inverse Floating
                                                      Rate
                    Class 2-A-1     AAA      AAA      Senior/Super Senior
                    Class 2-A-2     AAA      AAA      Senior
                    Class 2-A-3*    AAA      AAA      Senior/Super Senior
                    Class 2-A-4     AAA      AAA      Senior/NAS/Super Senior
                    Class 2-A-5     AAA      AAA      Senior/Support
                    Class 2-A-6     AAA      AAA      Senior/Support
                    Class 2-A-7     AAA      AAA      Senior/NAS/Support
                    Class 1-X       AAA      AAA      Senior/Notional
                                                      Amount/Interest Only/
                                                      Variable Rate
                    Class 2-X       AAA      AAA      Senior/Notional
                                                      Amount/Interest Only/
                                                      Variable Rate
                    Class 1-PO      AAA      AAA      Senior/Principal Only
                    Class 2-PO      AAA      AAA      Senior/Principal Only
                    Class A-R       AAA      AAA      Senior/Residual
                    Class 1-M       AA       **       Subordinate
                    Class 1-B-1     A        **       Subordinate
                    Class 1-B-2     BBB      **       Subordinate
                    Class 2-M       AA       **       Subordinate
                    Class 2-B-1     A        **       Subordinate
                    Class 2-B-2     BBB      **       Subordinate


                    ----------

                    * The Class 2-A-3 Certificates will be assigned a rating of "Aaa" by Moody's Investors Service, Inc.

                    ** Fitch was not asked to rate these certificates.

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

        4. Notwithstanding the information contained under (w) "Summary - Subordination" on pages S-5 and S-6, (x) "Risk Factor - Credit Enhancement May Not Be Sufficient To Protect Senior Certificates From Losses" on pages S-10 of the Prospectus Supplement, (y) "Allocation of Losses" on pages S-59 and S-60 of the Prospectus Supplement and (z) "Credit Enhancement - Subordination" on page S-77 of the Prospectus Supplement:

                 The Non-PO Percentage of any Realized Losses on the mortgage loans in loan group 2 that would otherwise be allocated to (i) the Class 2-A-1 Certificates will instead be allocated to the Class 2-A-6 Certificates, until its Class Certificate Balance is reduced to zero, and (ii) the Class 2-A-4 Certificates will instead be allocated to the Class 2-A-7 Certificates, until its Class Certificate Balance is reduced to zero. Investors in the Class 2-A-1 and Class 2-A-4 Certificates should note that the initial Class Certificate Balances of the Class 2-A-6 and Class 2-A-7 Certificates are only $5,000,000 and $625,600, respectively, while the initial Class Certificate Balances of the Class 2-A-1 and Class 2-A-4 Certificates are $245,000,000 and $29,900,000, respectively.

        5. Notwithstanding the information contained under "Description of the Certificates - General" on page S-45 of the Prospectus Supplement, the definition of "senior certificates" includes the Class 2-A-6 and Class 2-A-7 Certificates.

        6. Notwithstanding the information contained under "Description of the Certificates - Certificate Groups" on page S-47 of the Prospectus Supplement, the definition of "group 2 senior certificates" includes the Class 2-A-6 and Class 2-A-7 Certificates.

        7. Under "Description of the Certificates - Senior Principal Distribution Amount - Distributions with respect to Loan Group 2" on page S-53 of the Prospectus Supplement, the bullet point is hereby replaced with the following:

                -   concurrently:

                        1. 45.0242770902%, concurrently, to the Class 2-A-1 and Class 2-A-6 Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero; and

                        2. 54.9757229098%, in the following order of priority:

                                a.      concurrently, to the Class 2-A-4 and
                                        Class 2-A-7 Certificates, pro rata, the
                                        Priority Amount, until their respective
                                        Class Certificate Balances are reduced
                                        to zero;

                                b. to the Class 2-A-2 Certificates, until its Class Certificate Balance is reduced to zero;

                                c.      concurrently, to the Class 2-A-3 and
                                        Class 2-A-5 Certificates, pro rata,
                                        until their respective Class Certificate
                                        Balances are reduced to zero; and

                                d.      concurrently, to the Class 2-A-4 and
                                        Class 2-A-7 Certificates, pro rata,
                                        without regard to the Priority Amount,
                                        until their respective Class Certificate
                                        Balances are reduced to zero.

        8. Under "Description of the Certificates" on page S-54, the definition of "Priority Percentage" is hereby replaced with the following:

                 "Priority Percentage" for any Distribution Date will equal the percentage equivalent of a fraction, the numerator of which is the aggregate Class Certificate Balance of the Class 2-A-4 and Class 2-A-7 Certificates immediately prior to such Distribution Date, and the denominator of which is the aggregate Class Certificate Balance of the group 2 certificates (other than the Class 2-PO Certificates) immediately prior to such Distribution Date.

        9. Under "Yield, Prepayment and Maturity Considerations - Prepayment Considerations and Risks," the last sentence of the third paragraph on page S-65 of the Prospectus Supplement is hereby replaced with "The Class 2-A-4 and Class 2-A-7 Certificates generally will not receive principal distributions for the first five years after the closing date."

        10. Under "Yield, Prepayment and Maturity Considerations - Decrement Tables" the table for the Class 2-A-1 Certificates on page S-71 the Prospectus Supplement is the table for the Class 2-A-1 and Class 2-A-6 Certificates and the table on page S-73 of the Prospectus Supplement for the Class 2-A-4 Certificates is the table for the Class 2-A-4 and Class 2-A-7 Certificates.





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